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                                                                    Exhibit 99.1


                     Workstream Inc. To Acquire Icarian Inc.

    Acquisition enables Workstream to increase revenues and market share for
                   Human Capital software to the Fortune 2000


OTTAWA, Ontario - May 23, 2002 - Workstream Inc. (NASDAQ-WSTM), a leading provider of Human Capital Management (HCM) Web-enabled solutions and professional services, today announced that it has signed a definitive agreement to acquire California-based Icarian Inc. The Icarian Recruitment Solution Suite leverages the power of the Internet to align workforce plans and talent acquisition with business imperatives, dramatically reducing hiring costs and increasing productivity.

"I would like to welcome Icarian's customers, employees, partners, and investors to the Workstream family. I'm pleased that Icarian has agreed to share our strategic vision of generating shareholder value through leveraging combined strengths. Icarian's strong brand, best-of-breed Web-hosted applications and support services expand our HCM market coverage into the Fortune 2000 community," said Michael Mullarkey, Chairman & CEO, Workstream Inc. "I am confident that this acquisition will prove to be an excellent springboard for revenue growth and shareholder value. Our combined customers will benefit from our expanded services suite providing superior return on investment."

Icarian's Recruitment Management Suite is Web-native software, offered on an ASP basis, with a rich user interface that provides full functionality for management of the hiring process. Icarian's Connectivity, Interactive Job Site and Reporting modules offers HR Professionals the capability to integrate with HRMS's, candidate and campaign management, and strong reporting for both compliancy, metrics and cost, reporting for a corporation's employee acquisition process.

The combined company will have a dominant industry position with service offerings targeting companies with 500 to 500,000 employees. The joint customer base includes AMD, Nike, Samsung, DuPont, Nordstrom, Schwab, Texas Instrument, Intuit, Visa International, Kaiser Permanente, E*Trade, Oxford Health, and many other blue-chip companies.

"In addition to bringing new technologies, products, customers, partners and target markets to Workstream, Icarian further strengthens our management team and brings on board strategic investors with deep industry knowledge. I am very pleased to add Van Wagoner Capital Management, Kleiner Perkins Caufield & Byers, Apax Partners, TMP Worldwide, Fidelity Ventures, Sands Brothers and Wheatley Partners to our group of shareholders," continued Mullarkey.

"We're excited with the opportunity to join the Workstream family of companies," said Ed Koepfler, CEO of Icarian. "Workstream has a successful track record of integrating a growing suite of complementary products, services and technologies."

The all-stock transaction for the acquisition of Icarian Inc. has been approved by the Boards of both companies, and is subject to regulatory and Icarian shareholder approval that is expected to close shortly.

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About Workstream Inc.

Workstream Inc. (NASDAQ: WSTM) is a leading provider of Web-enabled tools and professional services for Human Capital Management (HCM). Offering a diversified suite of high-tech and high-touch services to address the full lifecycle of the employer/employee relationship, Workstream ensures more effective management of corporate assets via automation and outsourcing. Workstream's HCM technology backbone enables companies to streamline the management of enterprise human capital processes including recruitment, assessment, integration, deployment and outplacement. Workstream offers a full-range of HCM products and services through its 21 offices and over 220 dedicated human resource professionals across North America. The company's expertise has motivated many blue-chip organizations such as Eli Lilly, Nike, Samsung, KPMG and Sony Music to select Workstream.

For more information visit http://www.workstreaminc.com or call toll free 1-866-470-WORK.

About Icarian Inc.

Icarian Inc. is the premier provider of Workforce Management solutions that automate and streamline the entire workforce lifecycle, enabling organizations to plan, acquire, deploy and develop their people with ease.

The Icarian Workforce Solution Suite leverages the power of the Internet to align workforce plans with business imperatives, dramatically improving hiring costs and productivity. A powerful combination of best-of-breed hosted Web applications and support services, the Suite helps HR, staffing and recruiting experts service their groups more efficiently while providing a superior return on investment.

For more information, please visit the Icarian Web site at http://www.icarian.com



This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the verity of sources of competition we face; experiencing client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.





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For More Information Please Contact:

Media Relations Contact:
------------------------
Adrienne Vienneau
High Road Communications
A Fleishman-Hillard Company
Tel: 613-236-0909 ext. 307
E-mail: avienneau@highroad.com

Investor Relations Contacts:
----------------------------
Tammie Brown
E-Cruiter.com
Tel: 613-270-0619 ext 263.
E-mail: tammie.brown@workstreaminc.com

Craig Armitage
Fleishman-Hillard
Tel: 416-214-0701 ext. 322
E-mail: armitagc@fleishman.com